Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corp. and KRCX North Holdings, LLC Announce Redemption of

Canadian-Denominated Series 3 and Series 4 Notes Totaling $350 Million

NEW HYDE PARK, New York, July 26, 2016 – Kimco Realty Corp. (NYSE: KIM) and its wholly-owned entity, KRCX North Holdings, LLC, announced today that the outstanding aggregate principal amount of CAD $150 million Series 3 5.99% notes, maturing April 13, 2018 (“Series 3 Notes”), and the outstanding aggregate principal amount of CAD $200 million Series 4 3.855% notes, maturing August 4, 2020 (“Series 4 Notes”), of KRCX North Holdings, LLC will be redeemed as of August 26, 2016 (“Redemption Date”).

The redemption amounts for the two series of notes will consist of (i) CAD $1,000 per CAD $1,000 principal amount of the notes, (ii) a Make-Whole Amount of approximately CAD $11.6 million, in respect of the Series 3 Notes in the aggregate and of approximately CAD $21.5 million, in respect of the Series 4 Notes in the aggregate and (iii) all accrued and unpaid interest on the notes to and including the Redemption Date (collectively, the “Redemption Price”).

In connection with this redemption, Kimco expects to incur a one-time prepayment charge of approximately CAD $33.1 million (USD $26 million) in the third quarter of 2016 related to the Make-Whole Amount which is subject to change based on interest rates and currency at the time of redemption.

The Redemption Price will be payable against presentation and surrender of the notes called for redemption at the following corporate trust office of the trustee for the notes:

BNY Trust Company of Canada

Attention: Operations

320 Bay Street, 11th Floor

Toronto, Ontario

M5H 4A6

This news release does not constitute a notice of redemption for any of the Series 3 Notes or Series 4 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the Indenture governing the Series 3 Notes and Series 4 Notes.

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of March 31, 2016, the company owned interests in 550 U.S. shopping centers comprising 88 million square feet of leasable space across 36 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

SAFE HARBOR STATEMENT

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corp. 1-866-831-4297

dbujnicki@kimcorealty.com